Exhibit 10.17
                                    AGREEMENT



     AGREEMENT, dated as of April 15, 1997, between THE PENN TRAFFIC COMPANY, a Delaware corporation ("PT") and MIKE'S ORIGINAL, INC., a Delaware corporation ("MOI").

                              W I T N E S S E T H:

     WHEREAS, the parties hereto previously entered into a Settlement Agreement ("Settlement Agreement") and a Credit Agreement ("Credit Agreement"), each dated April 10, 1996, an Amendment dated January 1, 1997 and several additional extension agreements (the "Agreements"); and

     WHEREAS, the parties hereto desire to amend the Agreements on the terms hereinafter set forth.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Except as otherwise set forth in this agreement, the date set forth in Subsection 2.01(d) of the Credit Agreement has been extended to June 1, 1997. Unless the public offering contemplated by the Credit Agreement (the "Offering") shall close prior to June 1, 1997, all amounts outstanding under Subsection 2.01(d) of the Credit Agreement, as well as all other outstanding amounts due and payable by MOI to PT, shall be payable in full on June 1, 1997, with accrued interest thereon.

     2. Should the Offering be concluded prior to June 1, 1997, then, directly from the proceeds of such Offering, PT shall receive by certified or bank check or by wire transfer, $575,000 principal balance with accrued interest thereon to date of payment.

     3. The remaining principal balance, except for existing trade payables as specifically set forth in paragraph 4 hereunder, shall be payable on December 31, 1997 together with accrued interest thereon.

     4. All outstanding trade payables (approximately $220,000, subject to certain adjustments by the parties) shall be represented by a convertible promissory note due December 31, 1998. The amount of this indebtedness shall bear interest at the annual rate of 10% with interest accruing until date of payment. The note shall be convertible, at PT's sole option into Common Stock of MOI at a conversion rate of $3.00 principal amount for each share of Common Stock, subject to standard dilution provisions. Conversion shall be permitted in whole or, from time to time, in part at any time prior to the maturity date. To the extent MOI issues convertible securities to other vendors in consideraiton for the restructuring of indebtedness and thereafter prepays such indebtedness, in whole or in part, MOI agrees similarly to prepay the indebtedness to PT.

     5. Except as expressly modified hereunder, the Agreements shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this amendment this 15th day of April, 1997.

                                        THE PENN TRAFFIC COMPANY

                                        By: ____________________________

                                        MIKE'S ORIGINAL, INC.

                                        By: __________________________
                                             Michael Rosen, President